NOTIFICATION OF THE REMOVAL FROM LISTING AND
REGISTRATION OF THE STATED SECURITIES

NYSE Amex hereby notifies
the SEC of its intention to remove
the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 8, 2009, pursuant to the provisions of Rule 12d2-2 (a) 17CFR240.12d2-2(a)(3)

The removal of Hicks Acquisition Company I,
 Inc., Common Stock Par Value $0.0001 and units consisting of one (1) share of common stock and one (1) warrant being effected because the Exchange knows or is reliably informed that on September 28, 2009 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment.

Each share of Common Stock of Hicks Acquisition
Company I, Inc. will be converted into the right
 to receive one (1) new share of Common Stock of Resolute Energy Corporation.

The security was suspended by the
Exchange on September 28, 2009.